Exhibit 5

Rice Energy Irrevocable Trust

Assignment and Assumption

As of January 1, 2017

This Agreement of Assignment and Assumption is dated as of January 1, 2017 by and among the Rice Energy Irrevocable Trust (the “Assignor”), the Rice Energy 2016 Irrevocable Trust (the “Assignee”) and Rice Energy Inc., a Delaware corporation (the “Company”).

This Agreement relates to that certain Stockholders’ Agreement dated as of January 29, 2014 by and among the Company and certain stockholders of the Company, including Rice Energy Family Holdings, LP, the Assignor’s predecessor in interest (the “Stockholders’ Agreement”). Capitalized terms used in this Agreement without definition have the meaning assigned thereto in the Stockholders’ Agreement.

Whereas, the Assignor is transferring to the Assignee all of the Assignor’s assets, including 29,800,000 shares of the Common Stock of the Company (the “Shares”); and

Whereas, in connection with the aforementioned transfer of the Shares, the Assignor desires to assign to the Assignee all of its rights under the Stockholders’ Agreement and the Assignee is willing to assume all obligations related thereto; and

Whereas, the Assignor is a Rice Holdco Entity and a Sponsor (as such terms are defined in the Stockholders’ Agreement); and

Whereas, Section 4.9 of the Stockholders’ Agreement provides that “a Sponsor may assign any of its respective rights hereunder to any of its Affiliates”; and

Whereas, in light of the fact that the beneficiaries of the Assignor are the same as the beneficiaries of the Assignee, the parties desire that, for purposes of the Stockholders’ Agreement, the Assignee be deemed an Affiliate of the Assignor;

Now, therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned Assignor and Assignee hereby agree as follows:

1.       Notwithstanding anything to the contrary contained in the Stockholders’ Agreement, for all purposes of the Stockholders’ Agreement, the Assignee shall be deemed to be an Affiliate of the Assignor.

2.       The Assignor hereby transfers and assigns to the Assignee all of the Assignor’s rights under the Stockholders’ Agreement.

2.       The Assignee hereby accepts the foregoing assignment and transfer of rights, subject to all of the terms and provisions of the Stockholders’ Agreement, assuming as of the date hereof all of the rights and obligations of the Assignor under the Stockholders’ Agreement.

[The balance of this page has been left blank intentionally. Signature page follows.]

In witness whereof, the undersigned Assignor and Assignee have executed this Agreement as of the date first above written.

Company:

Rice Energy Inc.

By:	/s/Daniel J. Rice IV
Daniel J. Rice IV
Chief Executive Officer

Assignor:

Rice Energy Irrevocable Trust

By:	/s/Jay D. Rosenbaum
Jay D. Rosenbaum
Trustee

Assignee:

Rice Energy 2016 Irrevocable Trust

By:	/s/Andrew L. Share
Andrew L. Share
Trustee